Exhibit 5.3

June 23, 2021

Reference: 00089923/000052

Enerplus Corporation
The Dome Tower, 3000
333 – 7th Avenue S.W.
Calgary, Alberta T2P 2Z1 Canada

Re: Enerplus Corporation (the "Company")

Dear Ladies and Gentlemen:

We hereby consent to the references to our firm name under the captions "Legal Matters", "Interests of Experts" and "Documents Filed as Part of the Registration Statement" and to the reference to our firm name and the use of our opinion under the caption "Enforceability of Civil Liabilities" in the prospectus included as part of this Amendment No. 1 to the Registration Statement on Form F-10 (Registration No. 333-257151) of the Company.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP